EX-99.H.3.


                      UBS Global Asset Management (US) Inc.
                               51 West 52nd Street
                               New York, NY 10019


                                 October 7, 2003



SMA Relationship Trust
51 West 52nd Street
New York, NY 10019

Ladies and Gentlemen:

     1. Each of the funds listed on SCHEDULE A hereto (each a "Fund" and, collectively, the "Funds") is a series of SMA Relationship Trust, a Delaware statutory trust ("Trust").

     2. The Funds will not directly pay any expenses. Instead, in the case of each Fund, UBS Global Asset Management (US) Inc. ("UBS Global AM") will waive all fees payable to it by the Fund and be responsible for the payment of all fees and expenses incurred by the Fund, except fees and expenses incurred by the Fund with respect to extraordinary litigation. In addition, UBS Global AM will enter into certain other agreements ("Fund Services Agreements") involving the provision of services to the Funds, including, but not limited to, custodial and transfer agency services, in exchange for the payment to each service provider of certain fees and expenses. The Fund Services Agreements will also provide that UBS Global AM is responsible for the payment to the service provider of all fees and expenses incurred in connection with the services provided to the Funds.

     3. This Agreement is not revocable with respect to a Fund unless approved by a majority of the applicable Fund's outstanding shareholders.

     4. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto.

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     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                           Very truly yours,

                                           UBS GLOBAL ASSET MANAGEMENT (US) INC.


                                           By: /s/ ROBERT P. WOLFANGEL, JR.
                                               ----------------------------
                                           Name:  Robert P. Wolfangel, Jr.
                                           Title: Executive Director and
                                                  Chief Financial Officer


                                           By:  /s/ MARK CARVER
                                                ---------------
                                           Name:  Mark Carver
                                           Title: Executive Director

The foregoing Agreement is hereby
accepted as of October 7, 2003


SMA RELATIONSHIP TRUST


By: /s/ PAUL H. SCHUBERT
    --------------------
Name:   Paul H. Schubert
Title:  Treasurer and
        Principal Accounting Officer

By: /s/ DAVID M. GOLDENBERG
    -----------------------
Name:   David M. Goldenberg
Title:  Vice President and
        Secretary

                                                                      SCHEDULE A


         Series M
         Series T